Exhibit 99.1

National Bank Holdings Corporation Announces First Quarter 2014 Financial Results

Greenwood Village, Colorado - (BusinessWire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $1.4 million, or $0.03 per diluted share, for the first quarter of 2014, compared to net income of $1.0 million, or $0.02 per diluted share, for the fourth quarter of 2013.

President and Chief Executive Officer Tim Laney said, "We had another strong quarter of loan production, having increased our year-over-year loan originations by 98.4%.  Our experienced team of bankers has been building on our momentum and we continue to further penetrate our markets by building new relationships with small and mid-sized businesses.  During the first quarter, we increased our strategic loan portfolio by $136.2 million, or 36.7% annualized.  We are delivering this impressive organic loan growth while maintaining strong credit quality. We are also growing our transaction deposits despite exiting our banking centers in California and retirement center locations at the end of 2013.  Finally, we continue to remain focused on improving our productivity as reflected by a 3.6% decrease in operating expense from the prior quarter."

Mr. Laney added, "During the first quarter, we announced an additional $50 million share repurchase program to take advantage of market pricing opportunities, and we increased our cumulative repurchases to 15.1% of shares outstanding since we started buying back shares in late 2012. This quarter's repurchase of 454,706 shares represented 1.0% of our outstanding shares at an attractive weighted average price of $19.35. We intend to continue to opportunistically manage our capital through a variety of means, including additional share repurchases, mergers and acquisitions and dividends."

Brian Lilly, Chief Financial Officer added, “We achieved a key objective this quarter by stabilizing net interest income, which is an important progression point in the development of our franchise. One analysis that management uses to evaluate the progress of our rebuilding efforts and to get more insight into the financial results that are expected to emerge over time, is to exclude the impact of the FDIC indemnification asset amortization, FDIC loss-share income and the large expense related to OREO and problem loan workouts, which can be seen in our non-GAAP reconciliation on page 16. These items negatively impacted the first quarter by a net $0.12 per share. Driven by the expiration of the FDIC loss-sharing agreements over the next few years and the decreasing problem asset workout expenses, the $0.12 per share negative impact will fluctuate on a quarterly basis, but will generally decrease over time. The $0.12 has a 0.45% negative impact on our reported return on tangible assets of 0.19%. This analysis provides better clarity to our progress toward reaching our goal of 1% return on tangible assets.”

First Quarter 2014 Highlights

•	Grew the strategic loan portfolio by $136.2 million, or 36.7% annualized, driven by $217.0 million in originations, a 98.4% increase over the first quarter of 2013.

•	Successfully exited $28.7 million, or 33.3% annualized, of the non-strategic loan portfolio.

•	Added a net $5.6 million to accretable yield for the acquired loans accounted for under ASC 310-30.

•
Credit quality metrics continued to reflect solid performance, with non-accrual loans decreasing to 0.50% of total loans at March 31, 2014 from 1.31% at December 31, 2013. Non-performing non 310-30 loans increased to 2.08% at March 31, 2014 from 1.51% at December 31, 2013 as a result of an increase in accruing restructured loans.

•	Average transaction deposits and client repurchase agreements increased $25.5 million during the first quarter, or 4.2% annualized.

•	Net interest income stabilized and totaled $43.3 million, a nominal $0.2 million decrease from the prior quarter primarily attributable to two fewer days in the quarter.

•	Operating costs before problem loan/OREO workout expenses and the benefit of the change in the warrant liability decreased $1.4 million, or a non-annualized 3.6%, from the prior quarter.

•	Problem loan/OREO workout expenses totaled $2.3 million, decreasing $2.2 million from the prior quarter.

•
Repurchased 454,706 shares during the first quarter, or 1.0% of outstanding shares, at a weighted average price of $19.35 per share. Since late 2012, repurchased shares totaled 7.9 million, or 15.1% of outstanding shares, at a weighted average price of $19.75.

•	At March 31, 2014, the remaining repurchase authorization stood at $41.2 million.

•	At March 31, 2014, tangible common book value per share was $18.44 before consideration of the excess accretable yield value of $0.76 per share.

First Quarter 2014 Results
(All comparisons refer to the fourth quarter of 2013, except as noted)

Net Interest Income
Net interest income totaled $43.3 million for the first quarter of 2014, decreasing $0.2 million primarily due to two fewer days in the quarter. Average interest earning assets totaled $4.5 billion, decreasing $95.6 million from the prior quarter, with such decrease being offset by a 16 basis point widening of the net interest margin to 3.94% (fully taxable equivalent). Average interest earning assets decreased because of the decrease in the deposits related to the exit of the four California banking centers and the 32 limited-service retirement centers on December 31, 2013, coupled with the cash used to repurchase shares. The net interest margin benefited from a decrease in lower-yielding short-term investments resulting in a 15 basis point increase in the interest earning asset yield and was complemented by a one basis point decrease in the cost of interest bearing liabilities.

Loans
During the first quarter, total loans increased $107.5 million, or 23.5% annualized, ending at $2.0 billion. Strategic loans totaled $1.6 billion at March 31, 2014 and increased $136.2 million during the quarter, or 36.7% annualized. Included in strategic loans outstanding are $1.3 billion in originated balances, which increased $177.6 million, or 66.5% annualized, over the prior quarter. Loan originations totaled $217.0 million and declined $27.2 million, or 11.2%, from the prior quarter, but increased $107.6 million, or 98.4%, from the first quarter of 2013. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships decreased $28.7 million during the quarter, or 33.3% annualized, to $321.3 million, as adversely rated and other non-strategic relationships paid off or paid down. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Identification as strategic for acquired loans was made at the time of acquisition. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our current underwriting standards.

Asset Quality and Provision for Loan Losses
“We had another quarter of strong credit quality as we continue to benefit from prudent underwriting standards and successful workout efforts,” said Chief Financial Officer Brian Lilly. “During the first quarter, we transferred an additional $5.6 million, net, from non-accretable difference to accretable yield, which we will recognize over the lives of the acquired loan pools. Our life-to-date benefit of accretable yield net of impairments is $147.5 million, further validating our conservative acquisition due diligence process and our ongoing workout efforts.” Mr. Lilly added, “We continue to actively exit the non-strategic portfolio, much of which is covered by FDIC loss-sharing agreements. At March 31, 2014, 15% of total loans and 55% of OREO were covered by loss-sharing agreements. As a result, we have one of the lowest risk-weighted assets to total assets ratios in the industry at 45%. Additionally, 32% of the loan portfolio carries acquisition discounts and 21% of loans are accounted for under ASC 310-30 in acquired loan pools.”

Loans accounted for under ASC 310-30 totaled $406.5 million at March 31, 2014 and decreased $44.3 million during the first quarter, an annualized decrease of 39.9%, reflecting workout efforts on these purchased loans. One covered commercial and industrial loan pool with a carrying value of $14.7 million that had previously been on non-accrual status was returned to accrual status during the first quarter due to improved performance and predictability of cash flows within that pool.

The non 310-30 portfolio continues to have strong credit quality. Non 310-30 loans totaled $1.6 billion and represented 79.3% of total loans at March 31, 2014. These loans are comprised of originated loans and acquired loans not accounted for under the ASC 310-30 acquired loan pool accounting. Non-accrual loans to total loans improved five basis points to 0.63% during the first quarter, and net charge-offs within the non 310-30 portfolio remained low at 0.09% (annualized), both of which reflect the high-quality of loans within this portfolio. Within the non 310-30 portfolio, the ratio of non-performing loans to loans increased to 2.08% at March 31, 2014 from 1.51% at December 31, 2013 largely due to the addition of accruing restructured loans for which the maturities were extended during the quarter. A provision for loan losses of $1.8 million was recorded during the first quarter of 2014 on the non 310-30 loans, a $0.8 million increase over the prior quarter, which primarily reflects reserves to support loan growth.

OREO ended the quarter at $66.0 million, a decrease of $4.1 million, primarily due to sales during the quarter. Of the $66.0 million of OREO at March 31, 2014, $36.6 million, or 55.4%, were covered by loss-sharing agreements with the FDIC.

Deposits
Transaction deposits (defined as total deposits less time deposits) and client repurchase agreements averaged $2.5 billion during the first quarter, increasing $45.1 million, or 7.5% annualized, before consideration of the negative impact of a $19.6 million decrease due to the exiting of the California banking centers and the limited-service retirement centers on December 31, 2013. After considering this impact, average transaction deposits and client repurchase agreements increased $25.5 million from the prior quarter, or 4.2% annually. Total deposits and client repurchase agreements averaged $3.9 billion during the first quarter, decreasing $54.6 million and was also primarily driven by the California and retirement center exits. After adjusting for the exits, total deposits and client repurchase agreements were down $19.1 million, or 1.9% annualized, primarily due to fluctuations in client repurchase agreements. The mix of transaction deposits to total deposits improved to 62.7% at March 31, 2014 from 61.0% at December 31, 2013. Additionally, the average cost of total deposits declined one basis point to 0.37% in the first quarter from 0.38% during the prior quarter. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements and at March 31, 2014, these client fundings comprised 98.5% of total liabilities.

Non-Interest Income
Banking related non-interest income (excludes FDIC-related non-interest income, gain on previously charged-off acquired loans and OREO related income) totaled $6.9 million during the first quarter of 2014 and decreased $0.7 million compared to the prior quarter. The decline was primarily the result of a $0.5 million decrease in service charges and bank card income.

FDIC-related non-interest income totaled a negative $8.6 million for the quarter and decreased a net $1.0 million from the prior quarter primarily due to additional amortization on the FDIC indemnification asset. The amortization of the FDIC indemnification asset has increased due to better performance of the underlying covered assets. As of March 31, 2014, the FDIC indemnification asset was $56.7 million, comprised of $41.7 million in projected future FDIC loss-share billings and $15.0 million representing increased client cash flows. The benefit of the increased client cash flows is primarily captured in the ASC 310-30 accretable yield as most of the FDIC covered assets are accounted for in the ASC 310-30 loan pools. Our current projection for the $15.0 million portion of the FDIC indemnification asset related to increased client cash flows is that $11.0 million will be amortized through the remainder of 2014 and $3.7 million will be amortized in 2015.

Non-Interest Expense
Non-interest expense totaled $39.0 million during the first quarter of 2014, an improvement of $5.2 million from the previous quarter. Operating expenses totaled $37.6 million, problem loan/OREO expenses added $2.3 million and the change in the warrant liability benefited the quarter by $0.9 million. Operating expenses decreased $1.4 million and benefited from the previously disclosed exit of the California and retirement center banking centers, the timing of marketing campaigns and a continued focus on expense efficiencies. This was partially offset by the seasonal reset of employee benefits in the first quarter.

OREO and problem loan expenses decreased $2.2 million from the prior quarter as OREO write-downs decreased $0.5 million and gains on the sale of OREO improved $1.0 million during the quarter. OREO and problem loan expenses are expected to continue to fluctuate quarterly as we resolve the acquired problem asset portfolio.

Income tax expense totaled $0.8 million during the first quarter, or a 35.1% effective tax rate. The tax rate was reflective of an increase in tax-exempt lending through the government and specialty lending group formed in 2013 and the $0.9 million benefit from the change in the warrant liability, which is not taxable.

Capital
Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $895.8 million at March 31, 2014 and decreased $1.9 million from year end, primarily due to the repurchase of 454,706 shares for $8.8 million, offset by a $7.2 million increase in accumulated other comprehensive income, net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. The 454,706 shares repurchased during the quarter at a weighted average price of $19.35 per share represented a 1.0% reduction in shares outstanding.

Tangible common book value per share at March 31, 2014 was $18.44, compared to $18.27 at December 31, 2013, and the tangible common equity to tangible assets ratio decreased one basis point to 16.96% at March 31, 2014. Both changes were driven by the share repurchases and the increase in accumulated other comprehensive income related to fair market value fluctuations in the available-for-sale investment securities portfolio.

During the first quarter, the Board of Directors approved a new authorization to repurchase up to $50 million of the Company’s common stock from time to time either in open market or in privately negotiated transactions through December 31, 2014. At March 31, 2014, there was $41.2 million remaining under this authorization.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the March 31, 2014 accretable yield balance on the ASC 310-30 loans of $119.3 million would add $1.64 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the accretable yield on ASC 310-30 loans and the accretable yield on the FDIC indemnification asset and then calculate the excess above a 4.5% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $0.76 after-tax to our tangible book value per share as of March 31, 2014.
Year-Over-Year Review
(All comparisons refer to the first three months of 2013)

Net income for the first three months of 2014 was $1.4 million, or $0.03 per diluted share, compared to net income of $2.1 million for the first three months of 2013, or $0.04 per diluted share.  Net interest income totaled $43.3 million during the first quarter of 2014 and decreased $2.2 million from the first quarter of 2013. Average interest earning assets decreased $285.9 million from the prior years' first quarter, with such decrease being partially offset by a six basis point widening of the margin from 3.88% to 3.94% (fully taxable equivalent) this year. Strong growth in the strategic loan portfolio of 42.2% was more than offset by the continued resolution of the acquired non-strategic loan portfolio, as well as a $401.6 million decrease in short-term investments attributable to stock repurchases and a reduction in total deposits. Average balances of interest bearing liabilities decreased $208.8 million, driven by a $234.7 million decrease in average time deposits as many of these clients were single-service, highly rate-sensitive clients of the problem banks that we purchased. The net interest margin benefited from the relatively stable yield on interest earning assets, which was complemented by a nine basis point decrease in the cost of interest bearing liabilities.
Loan balances increased $196.1 million, or 11.1%, since March 31, 2013. Strategic loans increased $486.8 million since March 31, 2013, a 42.2% increase on the strength of loan originations. Loan originations have been increasing as a result of continued market penetration and the deployment of specialty lending groups during 2013. Non-strategic loans declined $290.7 million from a year ago, a 47.5% decrease, as a result of the continued workout progress that has been made on exiting acquired problem loans.
Transaction deposits and client repurchase agreements averaged $2.5 billion during the first quarter of 2014, and increased $47.0 million, or 1.9%, from the first quarter of 2013 largely due to a $47.7 million increase in client repurchase agreements. Total deposits and client repurchase agreements averaged $3.9 billion during the first quarter of 2014, decreasing $187.7 million from the prior year. The decrease was primarily due to a $234.7 million decline in average time deposits that resulted from shifting the deposit base from the rate-sensitive clients of the acquired banks to a more transaction account-based clientèle, coupled with the California banking center and limited-service retirement center exits on December 31, 2013. The mix of transaction deposits to total deposits improved to 62.7% at March 31, 2014 from 59.2% at March 31, 2013. Additionally, the average cost of total deposits declined eight basis points to 0.37% in the first quarter of 2014 from 0.45% during the first quarter of 2013.
Provision for loan loss expense was $1.8 million during the first three months of 2014, compared to $1.4 million during the first three months of 2013, an increase of $0.4 million. The increase in provision was primarily due to loan growth as credit quality improved and net charge-offs were lower by nearly $0.8 million compared to first quarter 2013.
Non-interest income (expense) was a negative $0.4 million in the first three months of 2014 compared to $7.2 million during the same period of 2013, a decrease of $7.5 million. The decrease was largely due to $2.9 million of additional FDIC indemnification asset amortization and a $4.2 million decline in other FDIC loss-sharing income from the same period in 2013 due to better performance of the underlying covered assets.
Non-interest expense totaled $39.0 million in the first three months of 2014 compared to $47.9 million during the same period of 2013, a decrease of $8.9 million. OREO and problem loan expenses declined $4.7 million as the volume of problem assets has steadily diminished as a result of persistent workout efforts on the acquired troubled loan portfolio. Operating expenses of $37.6 million during the three months ended March 31, 2014 decreased $3.9 million from the same period of 2013. The year-over-year decrease in operating expense was primarily due to lower salaries and benefits of $2.2 million and lower professional fees of $0.8 million. This was complemented by decreases in most other non-interest expense categories, as a result of efficiency initiatives implemented during the latter half of 2013.
Conference Call
Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, April 25, 2014. Interested parties may listen to this call by dialing (877) 272-6762 (United States)/(615) 800-6832 (International) using the Conference ID of 19737283 and asking for the National Bank Holdings Corporation First Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through May 9, 2014, by dialing (855) 859-2056 (United States)/(404) 537-3406 (International) using the Conference ID of 19737283. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures
Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” "tangible common equity to tangible assets," "fully taxable equivalent," "adjusted net income," "adjusted basic earnings per share," "adjusted diluted earnings per share," and "adjusted return on average tangible assets," metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), as supplemented from time to time in our periodic reports filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions of financial institutions; the Company's ability to complete the exit of its California banking centers at the expected cost; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and its reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; political instability, acts of war or terrorism and natural disasters; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:
Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION
FINANCIAL SUMMARY
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Total interest and dividend income	$46,885	$47,377	$50,098
Total interest expense	3,538	3,787	4,529
Net interest income before provision for loan losses	43,347	43,590	45,569
Provision for loan losses on 310-30 loans	(54)	(230)	309
Provision for loan losses on non 310-30 loans	1,823	1,002	1,108
Net interest income after provision for loan losses	41,578	42,818	44,152
Non-interest income (expense):
FDIC indemnification asset amortization	(7,608)	(7,117)	(4,669)
Other FDIC loss-sharing income (expense)	(957)	(467)	3,276
Service charges	3,540	4,011	3,687
Bank card fees	2,374	2,447	2,469
Gain on sale of mortgages, net	208	233	306
Gain on previously charged-off acquired loans	296	221	443
OREO related write-ups and other income	968	2,104	974
Other non-interest income	825	932	665
Total non-interest income (expense)	(354)	2,364	7,151
Non-interest expense:
Salaries and benefits	20,774	20,639	22,956
Occupancy and equipment	6,474	6,309	5,965
Professional fees	638	689	1,396
Other real estate owned expenses	1,633	3,282	4,719
Problem loan expenses	685	1,283	2,331
Intangible asset amortization	1,336	1,337	1,336
Loss (gain) from the change in fair value of warrant liability	(898)	682	(627)
Other non-interest expense	8,376	10,017	9,808
Total non-interest expense	39,018	44,238	47,884
Income before income taxes	2,206	944	3,419
Income tax expense	775	(56)	1,337
Net income	$1,431	$1,000	$2,082
Income per share - basic	$0.03	$0.02	$0.04
Income per share - diluted	$0.03	$0.02	$0.04

NATIONAL BANK HOLDINGS CORPORATION
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands, except share and per share data)
	March 31, 2014	December 31, 2013	March 31, 2013

ASSETS
Cash and cash equivalents	$197,815	$189,460	$419,193
Investment securities available-for-sale	1,720,840	1,785,528	2,106,882
Investment securities held-to-maturity	616,221	641,907	517,017
Non-marketable securities	31,109	31,663	32,947
Loans receivable, net	1,961,592	1,854,094	1,765,450
Allowance for loan losses	(13,972)	(12,521)	(12,889)
Loans, net	1,947,620	1,841,573	1,752,561
Loans held for sale	2,143	5,787	7,034
FDIC indemnification asset, net	56,677	64,447	75,698
Other real estate owned	65,983	70,125	83,330
Premises and equipment, net	112,534	115,219	121,082
Goodwill	59,630	59,630	59,630
Intangible assets, net	20,893	22,229	26,239
Other assets	82,122	86,547	55,930
Total assets	$4,913,587	$4,914,115	$5,257,543
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$689,248	$674,989	$654,002
Interest bearing demand deposits	398,429	386,762	487,222
Savings and money market	1,334,521	1,280,871	1,263,083
Total transaction deposits	2,422,198	2,342,622	2,404,307
Time deposits	1,443,898	1,495,687	1,656,494
Total deposits	3,866,096	3,838,309	4,060,801
Securities sold under agreements to repurchase	91,065	99,547	53,110
Other liabilities	60,577	78,467	56,889
Total liabilities	4,017,738	4,016,323	4,170,800
Shareholders' equity:
Common stock	512	512	523
Additional paid in capital	990,700	990,216	1,007,401
Retained earnings	39,121	39,966	42,692
Treasury stock	(134,953)	(126,146)	—
Accumulated other comprehensive income (loss), net of tax	469	(6,756)	36,127
Total shareholders' equity	895,849	897,792	1,086,743
Total liabilities and shareholders' equity	$4,913,587	$4,914,115	$5,257,543
SHARE DATA
Average basic shares outstanding	44,819,644	47,378,400	52,320,622
Average diluted shares outstanding	44,863,138	47,494,341	52,346,525
Ending shares outstanding	44,486,467	44,918,336	52,314,909
Common book value per share	$20.14	$19.99	$20.77
Tangible common book value per share (1)	$18.44	$18.27	$19.20
Tangible common book value per share, excluding accumulated other comprehensive income (loss)(1)	$18.43	$18.42	$18.51
CAPITAL RATIOS
Average equity to average assets	18.34%	19.02%	20.55%
Tangible common equity to tangible assets (1)	16.96%	16.97%	19.41%
Leverage ratio	16.81%	16.63%	18.65%
(1) Represents a non-GAAP financial measure. See non-GAAP reconciliation on page 14.

NATIONAL BANK HOLDINGS CORPORATION
Loan Portfolio Update
(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	March 31, 2014			December 31, 2013
	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans
Commercial	$52,107	$530,462	$582,569	$61,511	$421,984	$483,495
Commercial real estate	263,608	317,137	580,745	291,198	283,022	574,220
Agriculture	23,545	131,586	155,131	27,000	132,952	159,952
Residential real estate	60,467	548,758	609,225	63,011	536,913	599,924
Consumer	6,819	27,103	33,922	8,160	28,343	36,503
Total	$406,546	$1,555,046	$1,961,592	$450,880	$1,403,214	$1,854,094
Covered	$244,322	$43,268	$287,590	$259,364	$50,033	$309,397
Non-covered	162,224	1,511,778	1,674,002	191,516	1,353,181	1,544,697
Total	$406,546	$1,555,046	$1,961,592	$450,880	$1,403,214	$1,854,094

Strategic/Non-Strategic Period-End Loan Balances:

	March 31, 2014			December 31, 2013
	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total
Commercial	$513,669	$68,900	$582,569	$411,589	$71,906	$483,495
Commercial real estate	227,634	191,723	419,357	210,265	210,263	420,528
Owner-occupied commercial real estate	134,453	26,935	161,388	123,386	30,306	153,692
Agriculture	151,708	3,423	155,131	154,811	5,141	159,952
Residential real estate	581,451	27,774	609,225	570,455	29,469	599,924
Consumer	31,401	2,521	33,922	33,599	2,904	36,503
Total	$1,640,316	$321,276	$1,961,592	$1,504,105	$349,989	$1,854,094

Originations:

		First	Fourth	Third	Second	First
		quarter	quarter	quarter	quarter	quarter
		2014	2013	2013	2013	2013
Commercial		$130,096	$159,931	$80,833	$24,982	$15,150
Commercial real estate		29,633	14,579	28,855	23,976	18,513
Owner-occupied commercial real estate		21,002	6,380	21,226	7,577	18,236
Agriculture		4,959	23,610	5,689	22,901	9,446
Residential real estate		27,812	36,113	51,749	86,161	45,808
Consumer		3,461	3,594	3,326	3,157	2,211
Total		$216,963	$244,207	$191,678	$168,754	$109,364

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	Three months ended March 31, 2014			Three months ended December 31, 2013			Three months ended March 31, 2013
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$424,335	$16,900	15.93%	$475,562	$17,045	14.34%	$785,103	$21,302	10.85%
Non 310-30 loans (1)(2)(3)(4)	1,480,674	16,506	4.52%	1,310,450	16,220	4.91%	1,015,260	14,833	5.93%
Investment securities available-for-sale	1,779,739	8,647	1.94%	1,864,960	8,886	1.91%	1,845,383	8,471	1.86%
Investment securities held-to-maturity	630,871	4,521	2.87%	655,805	4,676	2.85%	552,832	4,777	3.50%
Other securities	31,658	389	4.92%	31,700	389	4.91%	32,996	394	4.84%
Interest earning deposits and securities purchased under agreements to resell	130,355	81	0.25%	234,739	161	0.27%	531,945	321	0.24%
Total interest earning assets(4)	$4,477,632	$47,044	4.26%	$4,573,216	$47,377	4.11%	$4,763,519	$50,098	4.27%
Cash and due from banks	58,938			60,961			62,616
Other assets	386,388			391,974			481,154
Allowance for loan losses	(13,138)			(11,977)			(14,297)
Total assets	$4,909,820			$5,014,174			$5,292,992
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,716,638	$1,057	0.25%	$1,667,653	$1,031	0.25%	$1,738,410	$1,094	0.26%
Time deposits	1,464,120	2,449	0.68%	1,544,223	2,715	0.70%	1,698,801	3,417	0.82%
Securities sold under agreements to repurchase	94,443	32	0.14%	107,985	41	0.15%	46,784	18	0.16%
Total interest bearing liabilities	$3,275,201	$3,538	0.44%	$3,319,861	$3,787	0.45%	$3,483,995	$4,529	0.53%
Demand deposits	667,009			676,959			645,904
Other liabilities	67,128			63,518			75,556
Total liabilities	4,009,338			4,060,338			4,205,455
Shareholders' equity	900,482			953,836			1,087,537
Total liabilities and shareholders' equity	$4,909,820			$5,014,174			$5,292,992
Net interest income		$43,506			$43,590			$45,569
Interest rate spread			3.82%			3.66%			3.74%
Net interest earning assets	$1,202,431			$1,253,355			$1,279,524
Net interest margin(4)			3.94%			3.78%			3.88%
Ratio of average interest earning assets to average interest bearing liabilities	136.71%			137.75%			136.73%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $1.2 billion, $972 million and $552 million, and interest income of $12 million, $11 million and $7 million, with yields of 4.16%, 4.39% and 4.80% for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during the three months ended March 31, 2014, December 31, 2013 and March 31, 2013 were $2.3 million, $2.8 million and $4.1 million, and interest income was $45 thousand, $67 thousand and $43 thousand for the same periods, respectively.

(4)
Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $159 thousand, $0 and $0 for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Allowance For Loan Losses Analysis (1):
	As of and for the three months ended:
	March 31, 2014			December 31, 2013
	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total
Beginning allowance for loan losses	$1,280	$11,241	$12,521	$1,604	$9,815	$11,419
Net (charge-offs)/recoveries	(2)	(316)	(318)	(94)	424	330
Provision (recoupment)/expense	(54)	1,823	1,769	(230)	1,002	772
Ending allowance for loan losses	$1,224	$12,748	$13,972	$1,280	$11,241	$12,521
Ratio of annualized net charge-offs/(recoveries) to average total loans during the period, respectively	0.00%	0.09%	0.07%	0.08%	(0.13)%	(0.07)%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.30%	0.82%	0.71%	0.28%	0.80%	0.68%
Ratio of total non-performing loans to total loans, respectively	0.00%	2.08%	1.65%	3.29%	1.51%	1.95%
Ratio of allowance for loan losses to total non-performing loans at period end, respectively	0.00%	39.45%	43.24%	8.63%	52.90%	34.71%
Total loans	$406,546	$1,555,046	$1,961,592	$450,880	$1,403,214	$1,854,094
Average total loans during the period	$424,335	$1,478,336	$1,902,671	$475,562	$1,307,631	$1,783,193
Total non-performing loans	$—	$32,311	$32,311	$14,828	$21,250	$36,078

Past Due Loans(1):
	March 31, 2014			December 31, 2013
	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total
Non-accrual loans	$—	$9,738	$9,738	$14,827	$9,517	$24,344
Loans 30-89 days past due and still accruing interest	25,873	4,551	30,424	11,245	2,854	14,099
Loans 90 days past due and still accruing interest	47,789	53	47,842	55,864	129	55,993
Total past due and non-accrual loans	$73,662	$14,342	$88,004	$81,936	$12,500	$94,436
Total past due and non-accrual loans to total loans, respectively	18.12%	0.92%	4.49%	18.17%	0.89%	5.09%
Total non-accrual loans to total loans, respectively	0.00%	0.63%	0.50%	3.29%	0.68%	1.31%
% of total past due and non-accrual loans that carry fair value marks	100.00%	46.78%	91.33%	100.00%	52.23%	93.68%
% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	79.13%	15.67%	68.79%	77.63%	18.27%	69.77%

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):
	March 31, 2014			December 31, 2013
	Non-covered	Covered	Total	Non-covered	Covered	Total
Total non-accrual loans	$7,563	$2,175	$9,738	$7,573	$16,771	$24,344
Total loans 90 days past due and still accruing interest	53	—	53	14	115	129
Accruing restructured loans(2)	17,800	4,720	22,520	5,891	5,714	11,605
Total non-performing loans	25,416	6,895	32,311	13,478	22,600	36,078
OREO	29,418	36,565	65,983	31,300	38,825	70,125
Other repossessed assets	784	302	1,086	784	302	1,086
Total non-performing assets	$55,618	$43,762	$99,380	$45,562	$61,727	$107,289
Allowance for loan losses			$13,972			$12,521
Total non-performing loans to loans, respectively	1.52%	2.40%	1.65%	0.87%	7.30%	1.95%
Total non-performing assets to total assets			2.02%			2.18%

(1) Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2) Includes restructured loans less than 90 days past due and still accruing.

Changes in Accretable Yield:
			For the three months ended			Life-to-date
			March 31, 2014	December 31, 2013	March 31, 2013	March 31, 2014
Accretable yield at beginning of period			$130,624	$124,086	$133,585	$—
Additions through acquisitions			—	—	—	214,994
Reclassification from non-accretable difference to accretable yield			6,164	25,343	16,134	192,848
Reclassification to non-accretable difference from accretable yield			(590)	(1,760)	(1,202)	(20,614)
Accretion			(16,900)	(17,045)	(21,302)	(267,930)
Accretable yield at end of period			$119,298	$130,624	$127,215	$119,298

NATIONAL BANK HOLDINGS CORPORATION
Key Ratios
	As of and for the three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
Key Ratios(1)
Return on average assets	0.12%	0.08%	0.16%
Return on average tangible assets(2)	0.19%	0.15%	0.22%
Return on average equity	0.64%	0.42%	0.78%
Return on average tangible common equity(2)	1.10%	0.82%	1.17%
Return on risk weighted assets	0.26%	0.19%	0.46%
Interest earning assets to interest bearing liabilities (end of period)(3)	137.14%	137.05%	137.52%
Loans to deposits ratio (end of period)	50.79%	48.46%	43.65%
Non-interest bearing deposits to total deposits (end of period)	17.83%	17.59%	16.11%
Net interest margin (fully taxable equivalent)(2)(4)	3.94%	3.78%	3.88%
Interest rate spread(5)	3.82%	3.66%	3.74%
Yield on earning assets (fully taxable equivalent)(2)(3)	4.26%	4.11%	4.27%
Cost of interest bearing liabilities(3)	0.44%	0.45%	0.53%
Cost of deposits	0.37%	0.38%	0.45%
Non-interest expense to average assets	3.22%	3.50%	3.67%
Efficiency ratio(6)	87.65%	93.36%	88.29%
Asset Quality Data (7)(8)(9)
Non-performing loans to total loans	1.65%	1.95%	2.08%
Covered non-performing loans to total non-performing loans	21.34%	62.64%	27.27%
Non-performing assets to total assets	2.02%	2.18%	2.31%
Covered non-performing assets to total non-performing assets	44.04%	57.53%	46.45%
Allowance for loan losses to total loans	0.71%	0.68%	0.73%
Allowance for loan losses to total non-covered loans	0.83%	0.81%	1.05%
Allowance for loan losses to non-performing loans	43.24%	34.71%	35.05%
Net charge-offs/(recoveries) to average loans	0.07%	(0.07%)	0.88%
(1) Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliation on page 14.
(3)
Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income.
(7)
Non-performing loans consist of non-accruing loans, loans 90 days or more past due and still accruing interest and restructured loans, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION
Non-GAAP Financial Measures
(Dollars in thousands, except share and per share data)

Statements of Financial Condition Non-GAAP Reconciliations

	March 31, 2014	December 31, 2013	March 31, 2013
Total shareholders' equity	$895,849	$897,792	$1,086,743
Less: goodwill	(59,630)	(59,630)	(59,630)
Add: deferred tax liability related to goodwill	5,059	4,671	3,507
Less: intangible assets, net	(20,893)	(22,229)	(26,239)
Tangible common equity (non-GAAP)	$820,385	$820,604	$1,004,381

Total assets	$4,913,587	$4,914,115	$5,257,543
Less: goodwill	(59,630)	(59,630)	(59,630)
Add: deferred tax liability related to goodwill	5,059	4,671	3,507
Less: intangible assets, net	(20,893)	(22,229)	(26,239)
Tangible assets (non-GAAP)	$4,838,123	$4,836,927	$5,175,181

Total shareholders' equity to total assets	18.23%	18.27%	20.67%
Less: impact of goodwill and intangible assets, net	(1.27%)	(1.30%)	(1.26%)
Tangible common equity to tangible assets (non-GAAP)	16.96%	16.97%	19.41%

Common book value per share calculations:
Total shareholders' equity	$895,849	$897,792	$1,086,743
Divided by: ending shares outstanding	44,486,467	44,918,336	52,314,909
Common book value per share	$20.14	$19.99	$20.77

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$820,385	$820,604	$1,004,381
Divided by: ending shares outstanding	44,486,467	44,918,336	52,314,909
Tangible common book value per share (non-GAAP)	$18.44	$18.27	$19.20

Tangible common book value per share, excluding accumulated other comprehensive income (loss) calculations:
Tangible common equity (non-GAAP)	$820,385	$820,604	$1,004,381
Less: accumulated other comprehensive income (loss)	(469)	6,756	(36,127)
Tangible common book value, excluding accumulated other comprehensive income (loss), net of tax (non-GAAP)	819,916	827,360	968,254
Divided by: ending shares outstanding	44,486,467	44,918,336	52,314,909
Tangible common book value per share, excluding accumulated other comprehensive income (loss), net of tax (non-GAAP)	$18.43	$18.42	$18.51

	As of and for the three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
Return on average assets	0.12%	0.08%	0.16%
Add: impact of goodwill and intangible assets, after tax, net	0.00%	0.00%	0.00%
Add: impact of core deposit intangible amortization expense, after tax	0.07%	0.07%	0.06%
Return on average tangible assets (non-GAAP)	0.19%	0.15%	0.22%

Return on average equity	0.64%	0.42%	0.78%
Add: impact of goodwill and intangible assets, after tax, net	0.06%	0.07%	0.06%
Add: impact of core deposit intangible expense, after tax	0.40%	0.33%	0.33%
Return on average tangible common equity (non-GAAP)	1.10%	0.82%	1.17%

Yield on earning assets	4.25%	4.11%	4.27%
Add: impact of taxable equivalent adjustment	0.01%	0.00%	0.00%
Yield on earning assets (fully taxable equivalent) (non-GAAP)	4.26%	4.11%	4.27%

Net interest margin	3.93%	3.78%	3.88%
Add: impact of taxable equivalent adjustment	0.01%	0.00%	0.00%
Net interest margin (fully taxable equivalent) (non-GAAP)	3.94%	3.78%	3.88%

Adjusted Financial Results
	As of and for the three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net income (GAAP)	$1,431	$1,000	$2,082
Non-interest income adjustments
Non-interest income (GAAP)	$(354)	$2,364	$7,151
Plus: FDIC indemnification asset amortization	7,608	7,117	4,669
Plus: other FDIC loss sharing income (loss)	957	467	(3,276)
Less: gain on recoveries of previously charged-off acquired loans	(296)	(221)	(443)
Less: OREO related write-ups and other income	(968)	(2,104)	(974)
Total non-interest income adjustments (non-GAAP)	$7,301	$5,259	$(24)
Non-interest expense adjustments
Non-interest expense (GAAP)	$39,018	$44,238	$47,884
Less: other real estate owned expenses	(1,633)	(3,282)	(4,719)
Less: problem loan expenses	(685)	(1,283)	(2,331)
Plus: warrant change	898	(682)	627
Total non-interest expense adjustments	$(1,420)	$(5,247)	$(6,423)
Less: collective tax expense impact (39%)	(3,401)	(4,097)	(2,496)
Adjustments to net income (non-GAAP)	$5,320	$6,409	$3,903
Adjustments to basic earnings per share (non-GAAP)	$0.12	$0.14	$0.07
Adjustments to diluted earnings per share (non-GAAP)	$0.12	$0.13	$0.07

Adjustments to return on average tangible assets
Annualized adjustments to net income (non-GAAP)	$21,575	$25,426	$15,830
Divided by: average tangible assets (non-GAAP)	4,833,549	4,936,201	5,209,855
Adjustments to return on average tangible assets (non-GAAP)	0.45%	0.52%	0.30%